UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2015

Westmoreland Coal Company

(Exact name of registrant as specified in its charter)

Delaware	001-11155	23-1128670
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9540 South Maroon Circle, Suite 200

Englewood, Colorado 80112

(Address of principal executive office) (Zip Code)

(855) 922-6463

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2015, Westmoreland Coal Company, a Delaware corporation (“WCC”), and Westmoreland Resource Partners, LP, a Delaware limited partnership (“WMLP”), entered into an Amended and Restated Contribution Agreement (the “Amended and Restated Contribution Agreement”) related to the previously announced contribution (the “Contribution”) by WCC to WMLP of all of the outstanding equity interests in Westmoreland Kemmerer, LLC, a Delaware limited liability company (formerly Westmoreland Kemmerer, Inc., or “Kemmerer”). Following closing of the Contribution, WMLP owns 100% of the outstanding equity interests in Kemmerer, which owns and operates the Kemmerer Mine in Lincoln County, Wyoming. The Amended and Restated Contribution Agreement amends and restates in its entirety the Contribution Agreement, dated as of June 1, 2015, by and between WMLP and WCC.

Under the Amended and Restated Contribution Agreement, the aggregate consideration for the Contribution is $230 million (the “Contribution Consideration”), paid in a combination of $115 million in cash and $115 million of newly established Series A Convertible Units of WMLP (the “Series A Convertible Units”) with a per unit purchase price of $7.54 (or 15,251,989 Series A Convertible Units). The cash portion of the Contribution Consideration consists of proceeds from borrowings under WMLP’s existing credit facility. The Amended and Restated Contribution Agreement contains customary representations, warranties and covenants by each of the parties thereto. Pursuant to the Amended and Restated Contribution Agreement, WCC agreed that, for so long as it holds at least 90% of the outstanding units in WMLP, it will not unilaterally effect certain amendments to the Fourth Amended and Restated Agreement of Limited Partnership of WMLP (the “LPA”) or waive the requirement to deliver an opinion of counsel in certain instances, without first obtaining Special Approval (as defined in the LPA) for any such amendment or waiver.

In connection with the entry into the Amended and Restated Contribution Agreement and the issuance of the Series A Convertible Units, WMLP agreed to enter into an amendment to the LPA (the “Amendment”). The Amendment establishes the terms of the Series A Convertible Units and any additional Series A Convertible Units that may be issued in kind as a distribution (the “Series A PIK Units”), and provides that each Series A Convertible Unit will have the right to share in distributions from WMLP on a pro rata basis with the common units. All or any portion of each distribution payable in respect of the Series A Convertible Units may, at WMLP’s election, be paid in Series A PIK Units. When issued, the Series A Convertible Units and the Series A PIK Units are convertible into common units at the earlier of (i) the date on which WMLP first makes a regular quarterly cash distribution with respect to any quarter to holders of common units in an amount equal to at least $0.22 per common unit, or (ii) a change of control. The Series A Convertible Units will have the same voting rights as if they were outstanding common units and will vote together with the common units as a single class. In addition, the Series A Convertible Units will be entitled to vote as a separate class on any matters that materially adversely affect the rights or preferences of the Series A Convertible Units in relation to other classes of partnership interests or as required by law.

A copy of the Amended and Restated Contribution Agreement is filed as Exhibit 2.1 hereto.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Effective August 1, 2015, WMLP and WCC completed the Contribution described in Item 1.01 above. The information contained in Item 1.01 above is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

The following information, including Exhibit 99.1, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On August 4, 2015, WMLP and WCC issued a joint news release announcing the Contribution. A copy of the joint news release of WMLP and WCC is filed as Exhibit 99.1 hereto.

Cautionary Note Regarding Forward-Looking Statements.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made in this Form 8-K speak only as of this Form 8-K. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1*	Amended and Restated Contribution Agreement dated July 31, 2015, by and between Westmoreland Resource Partners, LP and Westmoreland Coal Company.

99.1	Joint News Release dated August 4, 2015.

*	Pursuant to Item 601(b)(2) of Regulation S-K, WCC agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westmoreland Coal Company

Dated: August 4, 2015	By:	/s/ Kevin A. Paprzycki
Name: Kevin A. Paprzycki
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Amended and Restated Contribution Agreement dated July 31, 2015, by and between Westmoreland Resource Partners, LP and Westmoreland Coal Company.

99.1	Joint News Release dated August 4, 2015.

*	Pursuant to Item 601(b)(2) of Regulation S-K, WCC agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.